Exhibit 10.1

Brenmiller Energy Ltd.

(the “Company”)

Indemnification Agreement

1.	General

1.1	The Company’s Board of Directors and Shareholders have resolved and confirmed that the Company will exempt its serving Officers and Directors and those that, from time to time, shall serve the Company, its subsidiaries and/or associated companies and/or pursuant to a request from the Company and/or its subsidiary and/or associated company, serve in any other company whatsoever as an Officer within the meaning of the Companies Law, 5759 – 1999 (“the Law”), including as internal legal consultants, the Company Secretary, Comptroller and Internal Auditor (including the Controlling Shareholder or his successors) (and, together with the Company’s Directors, “Officers”), from liability for damage in view of a breach of the duty of care vis-à-vis the Company and that the Company will give the Directors and Officers, as they are defined above, a commitment to indemnify them for any debt or expense imposed on them for any action that they executed prior to this Indemnification Agreement, or that they shall execute hereafter by virtue of being Directors and Officers, as aforementioned, all as detailed in this Indemnification Agreement.

1.2	The terms in this Indemnification Agreement, which are not defined herein, shall have the meaning and interpretation given to them in the Law, unless the context necessitates otherwise.

2.	Exemption of Liability in view of a breach of the Duty of Care vis-à-vis the Company

2.1	The Company hereby indemnifies you from any liability vis-à-vis it, in view of any damage caused and/or that shall be caused to it, whether directly or indirectly, if caused and/or shall be caused in view of a breach of the duty of care vis-à-vis it, in an action that was executed by you in good faith by virtue of you being an Officer in the Company and/or its subsidiary and/or associated company and/or pursuant to the request of the Company and/or its subsidiary and/or associated company and any other Officer whatsoever in the Company.

2.2	Despite the aforementioned, indemnification shall not be valid in view of any of the following:

2.2.1	A breach of the duty of loyalty.

2.2.2	A breach of the duty of care relating to distribution.

2.2.3	A breach of the duty of care executed intentionally or recklessly, excluding if executed only negligently.

2.2.4	An action executed intentionally for yielding improper personal gain.

2.2.5	If you are charged with a fine or penalty.

2.2.6	The indemnification in view of a breach of the duty of care shall not apply in any litigation of a “counterclaim” of the Company against you in response to your suit against the Company, unless your suit is for preserving rights of protection in the Labor Laws originating in the law or in a personal work agreement between you and the Company.

2.3	If, in the future, the Law applicable to the Company is changed so that it will enable the Company to extend the scope of this Exemption, which the Company is entitled to grant you, then the change in the Law shall be deemed as applicable to you as well and this Indemnification Agreement will be deemed to have been amended automatically (without any need for any action or additional resolution), as if it includes any change as aforementioned to the degree of the maximum permitted by law.

2.4	The provisions in this Exemption section contains nothing to derogate from the following indemnification commitments of the Company.

3.	Indemnification Commitment

The Company hereby agrees, vis-à-vis you, to indemnify you in view of any debt or expense, as detailed in Section 4 below, that shall be imposed on you1 and/or that you shall expend during the actions that you executed, including any resolution and/or default or any implied derivative of it, including actions prior to the date of this Indemnification Agreement by virtue of you being an Officer in the Company and/or your tenure on behalf of the Company, or pursuant to its request, as an Officer in another company, in which the Company holds shares, directly or indirectly, or in which the Company has any interest whatsoever (“another company”), which are related, directly or indirectly, to one or more of the events detailed in this Indemnification Agreement, or any part of them or relating to them, whether directly or indirectly, subject to the instructions and restrictions detailed in this Indemnification Agreement.

4.	The Debts and Expenses to which the Indemnification shall Apply

4.1	The indemnification shall apply to the following debts and expenses:

4.1.1	A financial debt imposed on you in favor of another person pursuant to a verdict, including a verdict given in a compromise or an arbitration agreement decision authorized by a court, provided that the maximum indemnification sum shall not exceed the sum in Section 5.1 below;

4.1.2	Reasonable litigation expenses, including legal fees, that you shall expend in view of an investigation or proceeding conducted against you by a competent authority to conduct an investigation or proceeding and, which ended without issuing an indictment against you and without any financial penalty being imposed on you as an alternative to criminal proceedings, or that ended without submitting an indictment against you, but a financial penalty was imposed as an alternative to criminal proceedings in an offense that does not require proof of criminal intent or in relation to financial sanctions.

In this section – “the termination of proceedings without submitting an indictment in the matter in which a criminal investigation was initiated” and “a financial penalty as an alternative to criminal proceedings” – shall be afforded their meaning in Section 260 of the Law as shall be amended from time to time.

4.1.3	Reasonable litigation expenses, including legal fees that you shall expend or shall be indebted with by a court in litigation submitted against you by the Company and/or by a subsidiary and/or any other company and/or by any other person (including in the instance of a claim submitted against an Officer by way of a derivative claim), or in criminal proceedings from which you were acquitted or in an indictment in which you were convicted of an offense that does not require proof of criminal intent or any other expenses that shall be established in the Law.

In this section: “another person” – including in the event of a claim submitted against you by way of a derivative claim.

4.1.4	Payment to a victim of a breach imposed on you in relation to administrative proceedings as provided in Section 52ND(a)(1)(a) of the Securities Law, 5728 – 1968, as amended from time to time (“Securities Law”).

4.1.5	Expenses that you shall expend relating to proceedings conducted in your matter pursuant to Part H3 (Imposing Financial Sanctions by the Authority), Part H4 (Imposing Administrative Enforcement Means by the Enforcement Committee) or Part I1 (Arrangement for Abstaining from Adopting Proceedings or Suspending Proceedings, Through a Conditional Settlement) of the Securities Law, as shall be amended from time to time, including reasonable litigation expenses, which also includes legal fees.

4.1.6	Any debt or other expense for which indemnification of the liability of an Officer is permitted pursuant to any law, as amended from time to time.

[1]	If the services of an Officer shall be provided through a company under the control of the Officer and this company shall be indebted with an indemnifiable debt or expense under this Indemnification Agreement, for the Officer’s tenure, the aforementioned Company shall be entitled to indemnification and the instructions in this Indemnification Agreement shall apply accordingly.

4.2	The indemnification, as aforementioned, shall not apply to an action that is:

4.2.1	A violation of the duty of loyalty vis-à-vis the Company, unless you acted in good faith and had reasonable grounds to assume that the action would not prejudice the Company;

4.2.2	A violation of the duty of care that you executed intentionally or recklessly, unless executed only negligently;

4.2.3	An action that was executed by you intentionally in order to yield improper personal gain;

4.2.4	A fine, civil fine, financial sanction, or pecuniary penalty imposed on you.

4.3	The Company will indemnify you and pay you the aforementioned financial debts and expenses, which are not covered in the framework of Officers’ Insurance and that were not paid to you.

4.4	You shall not be entitled to indemnification in view of a financial debt or expense for which you received indemnification or payment from the Company or from another or other persons.

4.5	On the day the event occurred for which you are likely to be entitled to indemnification pursuant to the provisions in this Indemnification Agreement, from time to time, the Company will place, at your disposal, an advance on account of the expenses that will be owing to you pursuant to this Indemnification Agreement. These sums will be estimated by it and, on the dates established by it, for covering expenses as aforementioned. The Company will also place, at your disposal, guarantees or securities that you would have to extend in the framework of the investigation or litigation or pursuant to interim decisions, including arbitration and for changing any encumbrances that might be imposed on your assets. This, already prior to the commencement or before the termination of the investigation or litigation, according to the matter, provided that the total sums of the guarantees and securities, as aforementioned, shall not exceed the maximum indemnification sum.

If, the Company does extend an advance at your disposal, as aforementioned, and it becomes clear that you are not entitled to litigation expenses, on its first demand, you must return the advance, as aforementioned, to the Company linked to the last known Israeli Consumer Price Index on the actual payment date of the advance.

If, the Company does extend securities or guarantees, as aforementioned, and it becomes clear that you are not entitled to indemnification for the action for which the guarantees or securities were extended, the Company shall have grounds for annulling them and you must assist in annulling them to the extent that you are required to do so by the Company and, should they or any of them have been exercised, on its first demand, you must refund the sum that was exercised to the Company linked to the last known Israeli Consumer Price Index, on the actual payment date of the sum.

5.	The Maximum Indemnification Sum

5.1	The cumulative indemnification sum that will be paid by the Company to all the Officers pursuant to this Indemnification Agreement shall be the higher of the total sum equivalent to twenty-five percent (25%) of the Company’s equity capital, on neutralizing the provisions that were made for the indemnification, as aforementioned, pursuant to the Company’s last financial statements (both annual and quarterly), which were approved and preceded by actual payment of the indemnification sum, and a sum of USD five (5) million (“the maximum indemnification sum”).

5.2	For the avoidance of doubt, it must be clarified that, the maximum indemnification sum pursuant to this Indemnification Agreement shall apply beyond the sum to be paid (if any should be paid) in the framework of insurance and/or indemnification of any other person besides the Company. Should the total of all the indemnification sums that the Company is required to pay for the provisions in Section 4 above, exceed the maximum indemnification sum or the balance of the maximum indemnification sum (as shall be at the time), the maximum indemnification sum, or its balance, according to the matter, must be divided amongst the Officers, who shall be entitled to indemnification, in a manner that the indemnification sum that each Officer actually receives, shall be calculated pursuant to the proportion between the indemnification sum owing to each of the Officers and the indemnification sum owing to all the Officers cumulatively.

5.3	In the event that an Officer receives indemnification from an insurer pursuant to an Officers’ Insurance Policy, for the matter that is the subject of the indemnification, indemnification will be given at the level of the difference between the sum of the financial debt imposed on the Officer and the litigation expenses and the sum that he received from insurer for that matter, provided that the indemnification sum to which the Company is committed shall not exceed the total indemnification sum. In the event that the Company should receive indemnification from the insurer, as aforementioned, the Company’s indebtedness pursuant to this Indemnification Agreement shall not be reduced and the total indemnification sum could exceed the sums received from the insurance company.

6.	The Events to which the Indemnification Applies

The indemnification commitment, as provided in Section 4.1.1 above, will be restricted to the events detailed below (which, in the opinion of the Company’s Board of Directors are expected in view of the Company’s operations in practice at this date):

6.1	An issue of securities and/or registering them for trading on the Israeli Stock Exchange or other Stock Exchanges outside of Israel, including, but without derogating from the aforementioned generality, public securities offer pursuant to a prospectus, a private offer, a sales offer, issue of bonus shares, or securities offer in any other manner whatsoever.

6.2	An event deriving from the essence of the Company being a public company or deriving from the fact that its shares were offered to the public or deriving from the fact that the Company’s shares are traded on the Israeli Stock Exchange or other Stock Exchanges outside of Israel.

6.3	A transaction, the meaning of which is in Section 1 of the Law, which includes, negotiations for engaging in a transaction or action, transfer, sale, lease, acquisition or encumbrance of assets or liabilities (including securities), or a right has been given or received in each of these, receipt of credit and extending guarantees and any action, directly or indirectly involved in the transaction as aforementioned, including furnishing information and documents.

6.4	Decisions and/or actions relating to approving transactions with interested parties pursuant to the definition of these transactions in the First Schedule of the Third Part of the Law.

6.5	A report or information submitted pursuant to the Companies Law, Securities Law, Energy Law, Taxation Law, Restraints on Trains Law, Labor Law or any other law that obligates the Company to a report or notice, including the rules or stipulations conventional on or off the Israeli Stock Exchange, or pursuant to the law of another country, which arranges similar matters and/or abstaining from submitting a report or notice, as aforementioned.

6.6	Adoption of the findings of external professional opinions for the purposes of issuing an immediate report, prospectus, financial statements, or any other disclosure document pursuant to the Securities Law.

6.7	A debate and reaching decisions and providing a report and disclosure in the Company’s reports, to the extent that these will be given pursuant to the Securities Law, including providing an estimate regarding the effectiveness of the Internal Audit and other subjects included in the Company’s Board of Directors’ Report, as well as providing affidavits and references to the financial statements.

6.8	Preparing, editing, approving, and signing the financial statements, including adapting decisions regarding the activation of accounting rules and restatement of the financial statements.

6.9	Adaptation of the financial report pursuant to the International Financial Reporting Standards (IFRS) or any financial reporting standards that are custom at the Company or pursuant to American Generally Accepted Accounting Principles (US GAAP) or any reporting standards that are conventional at the Company’s subsidiaries and any action involved in this.

6.10	Events relating to executing investments by the Company in any corporation whatsoever.

6.11	A decision regarding the distribution, as defined in the Law, including a distribution with court approval.

6.12	A change in the Company’s structure, a change in the Company’s ownership, the reorganization of the Company, the dissolution of the Company, the sale of the Company’s assets or businesses (all or some), or any resolution regarding them, including, but without derogating from the aforementioned generality, a merger, split, change in the Company’s equity, establishing and dissolving or selling subsidiaries, and allocation or distribution.

6.13	Consolidation, change or amendment of the arrangements between the Company and the holders of its securities and/or the banks and/or creditors of the Company or its associated corporations.

6.14	Actions that relate to issuing licenses, permits or authorizations, including authorizations and/or exemptions on the subject of trade restraints.

6.15	Participation in and preparation of tenders.

6.16	Expression, statement, including expressing an attitude or opinion, voting and/or abstaining from voting, executed in good faith by an Officer during and by virtue of his function, including in negotiations and engagements with suppliers or customers, and in the framework of meetings with management, the Board of Directors or any of its committees.

6.17	Actions in contravention of the Company’s Articles of Association.

6.18	An action or decision relating to employee-employer relationships, including negotiations for, engagement in and implementation of personal or collective work agreements, bonuses for employees, including securities allocations to employees.

6.19	An action or decision regarding work safety and hygiene and/or work conditions.

6.20	Negotiations, engagement in and activation of insurance policies.

6.21	Consolidating work programs, including pricing, marketing, distribution, instructions for employees, customers and suppliers and cooperation with competitors.

6.22	Decisions and/or actions regarding environmental quality and public health, including hazardous materials.

6.23	Decisions and/or actions regarding the Consumer Protection Law, 5741 – 1981 and/or ordinances and/or regulations by virtue of it.

6.24	Actions relating to the Company’s intellectual property and its protection, including registration or enforcement of intellectual property rights and defense in claims relating to them.

6.25	Violation of intellectual property rights by a third-party, including, but not limited to, patents, models, cultivation rights, trademarks and copyrights etc.

6.26	Negotiations, signing and performing contracts of any kind and type with suppliers, distributors, agents, concessionaires, marketers, importers, exporters, customers etc. of the products or services that are marketed and/or sold and/or supplied by the Company or that it uses;

6.27	Negotiations, signing and performing agreements with manpower contractors, service contractors, building contractors, renovation contractors etc.

6.28	Reports, notices and submitting applications to the state and other authorities.

6.29	Investigations of the state authorities.

6.30	Managing the bank accounts in which the Company holds at the banks and executing actions in the aforementioned bank accounts, including resale negotiations in securities and lending and borrowing securities, loans and credit facilities, debit cards, bank guarantees, letters of credit, investment consultation agreements.

6.31	Performing personal guarantees that an Officer extended to the Company, as a guarantee for commitments and/or for the Company’s affidavits.

6.32	Failure to conduct full proper inspection and/or appropriate proceedings in the Company’s investments, which resulted in the full or partial loss of the investments and/or damage to the Company’s business and/or a violation of a commitment vis-à-vis a third-party.

6.33	Events and actions relating to investments that the Company executes in various corporations, before or after performing the investment, including for the purposes of engaging in a transaction, execution, development, follow-up and inspection thereof.

6.34	A financial debt imposed on the Officer for actions in which he participated on behalf of the Company, vis-à-vis various state institutions.

6.35	A financial debt imposed on an Officer for a claim by third parties against the Officer for a written or oral deficient or misleading disclosure to existing and/or potential investors of the Company, including in the event of the Company’s merger with another company.

6.36	Excess cover in the event of activating Officers Liability Insurance.

6.37	A breach of the provisions in any agreement whatsoever to which the Company is a Party.

6.38	An action contravening a tax liability of the Company and/or a subsidiary and/or any of the Shareholders.

6.39	Any event and/or action for which indemnification was possible pursuant to the Securities Law.

6.40	Any of the aforementioned types of events or actions, relating to the employment or tenure as an Officer in subsidiaries and/or associated companies and/or other companies.

All the provisions in Section 6 regarding –

-	Executing a certain action, shall be interpreted as also relating to any derivative of the action or nonperformance or avoiding to perform that action, unless if the reference in a particular instruction does not tolerate such an interpretation.

-	Also relates to actions executed by you during your employment at the Company and/or during your tenure as an Officer in the Company or in subsidiaries and/or associated companies of the Company.

7.	Conditions Relating to Indemnification

The indemnification pursuant to this Indemnification Agreement is subject to compliance with the conditions detailed below:

7.1	As quickly as would be appropriate, after you have first been notified, you must inform the Company of any investigation and any litigation opened against you and of any fear or threat that such investigation or litigation could be opened against you and, without delay, you must send any document furnished to you in relation to those proceedings and any information brought to your knowledge regarding those proceedings, to the Company or to anyone of whom it informs you.

Furthermore, you must regularly inform the Company of events where there is a fear of an investigation or litigation brought against you.

Failure to give notice of the indemnification pursuant to the aforementioned, shall not release the Company from its commitment pursuant to this Indemnification Agreement, apart from an event in which failure to furnish notice of the indemnification, as aforementioned, would nullify the Company’s ability to defend its name against the claim.

7.2	The Company shall be entitled to undertake treatment of the aforementioned investigation or litigation and, is also entitled to appoint an attorney for handling such investigation or litigation on a case-by-case basis.

The Company and the attorney, as aforementioned, shall, at their discretion, be entitled to act in the framework of the aforementioned treatment and they shall be entitled to compromise in the aforementioned proceedings and to adopt any means in order to terminate the aforementioned proceedings. Pursuant to the Company’s request, you must sign any document that would empower the Company or the aforementioned Attorney to handle those proceedings in your name and to represent you in everything relating to such proceedings.

For the avoidance of doubt, it must be clarified that, within the framework of criminal proceedings, unless with your consent that shall not be withheld for unreasonable reasons, the Company and the attorney as aforementioned shall not be entitled to admit to any of the charges in your name or to agree to any plea bargain. Within the framework of civil proceedings, the Company and attorney shall also not be entitled to admit, in your name (whether in the frame of reference of a hearing before a Court or Arbitrator or in the framework of a compromise arrangement) to the existence of event that is not covered by this Indemnification Agreement, unless with your consent that shall not be withheld unless for reasonable reasons. If you object to being represented by the attorney appointed by the Company for reasonable reasons or, if you believe or, if the Company’s attorney believes that a conflict of interests between you and the Company will be created, you shall be entitled to appoint an attorney of your choice, provided that the legal fees to be paid to him will be approved by the Board of Directors and shareholders in the Company, which would examine their feasibility and the instructions in this Indemnification Agreement shall apply to your expenses regarding that appointment, as aforementioned.

7.3	You must cooperate with the Company and the attorney, as aforementioned, and with the Company’s directors and officers insurance provider, in any reasonable manner demanded of you by any of them as a part of their treatment relating to that litigation, provided that the Company or insurer as aforementioned, covers all of the expenses involved in such litigation so that you would not be required to pay or finance them yourself.

7.4	The Company shall not be obligated to indemnify you pursuant to this Indemnification Agreement for any sum that shall be paid by you pursuant to a settlement or arbitration that the Company had not authorized in advance and in writing.

7.5	The Company shall not be obligated to indemnify you pursuant to this Indemnification Agreement for any sum that you could have received in the framework of the Company’s Officers Insurance, or if the payment, as aforementioned is prevented in view of your action.

7.6	The Company’s commitments to indemnify, pursuant to this Indemnification Agreement, are solely for you and your rights pursuant to this Indemnification Agreement are nontransferable and cannot be assigned to anybody else, apart from as detailed in Section 8 below.

8.	Incidence

The exemption and indemnification pursuant to this Indemnification Agreement shall apply once receiving the approval for the grant exemption and indemnification commitment by the General Meeting of the Shareholders, for the aforementioned events, which also occurred prior to the aforementioned date. The indemnification commitment pursuant to this Indemnification Agreement shall also be your right after termination of your tenure as an Officer in the Company or an associated company, provided that the actions for which the indemnification commitment are given are executed or will be executed during your tenure, the Company’s commitment, as aforementioned, shall also be the right of your estate, your heirs and your other substitutes pursuant to the law.

9.	Miscellaneous

9.1	The Company’s commitments pursuant to this Indemnification Agreement must be interpreted extensively and in a manner that is intended for their existence, to the extent permissible by law, pursuant to the purpose for which they are intended. In the event of any contradiction between any instructions whatsoever in this Indemnification Agreement and the provisions in the law, which cannot be conditioned on, changed or added to, the provisions in the aforementioned laws shall prevail, but this shall not contain anything to derogate from or diminish the validity of any of the other instructions in this Indemnification Agreement.

9.2	This Indemnification Agreement does not prejudice the Company’s right to retroactively decide on indemnification pursuant to the provisions of any law.

9.3	At its sole discretion and at any time, the Company can annul its commitment to exempt and/or indemnify or to reduce the maximum indemnification sum pursuant to it, or to reduce the events upon which the indemnification applies, whether regarding all the Officers or only some of them, as long as the annulment or change, as aforementioned, relates to events that occur after the annulment or change date and, provided that the Officer has been given prior written notice of this intention, at least thirty (30) days prior to the date on which the decision shall come into force. For the avoidance of doubt, it must hereby be clarified that any decision, as aforementioned, that could exacerbate the conditions in this Indemnification Agreement or annul it, shall not have any type of retroactive incidence whatsoever and this Indemnification Agreement prior to its change or annulment, according to the matter, shall continue to apply and shall be in force for all intents and purposes regarding any event that occurred prior to the change or annulment, even if the proceedings for it were opened against the Officer after this Indemnification Agreement’s change or annulment.

9.4	For the avoidance of doubt, it is hereby established that this Indemnification Agreement does not constitute as a contract in favor of any third party, including any insurer whatsoever and that, apart from the deductible, no insurer shall have the right to demand the Company’s participation in the payment to which the insurer is obligated pursuant to the insurance agreement prepared with it.

9.5	The applicable law to this Indemnification Agreement is the law of Israel and the competent Court in Tel Aviv-Jaffa that has been given the exclusive power to hear any disputes deriving from the implementation of this Indemnification Agreement, while negating the competence of the other Law Courts.

Date:
Brenmiller Energy Ltd.